Free Writing Prospectus dated September 13, 2007
Filed pursuant to Rule 433
Registration Statement Nos. 333-129763 and 333-129763-01
Principal Life Income Fundings Trust 32
Final Terms for Issuance
September 13, 2007

ISSUER:	Principal Life Income Fundings Trust 32
SECURITY:	Secured Medium-Term Notes
RATINGS:	Aa2/AA
AMOUNT:	$150,000,000
TRADE DATE:	September 13, 2007
SETTLEMENT DATE:	September 18, 2007 (T+3)
MATURITY DATE:	September 17, 2010
COUPON:	3-MONTH LIBOR +40bps
COUPON PAY DATES:	December 17, 2007 (1st Coupon Date), then quarterly on the 17th of March, June, September, and December, subject to the Business Day Convention and on the Maturity Date
COUPON DETERMINATION DATE:	Two New York and London business days preceding the settlement date and each applicable coupon reset date
DAY COUNT BASIS:	Actual/360
BUSINESS DAY CONVENTION:	Modified Following
PRICE TO ISSUER:	100.00%
ISSUER PROCEEDS:	$150,000,000
MINIMUM DENOMINATIONS:	$1,000 and integral multiples of $1,000 in excess thereof
CUSIP:	74254PUN0
UNDERWRITER:	Banc of America Securities LLC
Principal Life Insurance Company (“PLIC”), as statutory issuer and depositor, and Principal Financial Group, Inc. (“PFG”) have filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents PLIC and PFG have filed with the SEC for more complete information about PLIC and PFG and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities will arrange to send you the prospectus and prospectus supplement if you request it by calling Banc of America Securities toll-free at 1-800-294-1322.